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                            THOMPSON HINE & FLORY LLP
                           2000 Courthouse Plaza N.E.
                                  P.O. Box 8801
                              Dayton, OH 45401-8801

                               December 4, 1998


Omnicare, Inc.
100 East RiverCenter Blvd.
Suite 1600
Covington, KY 41011

Ladies and Gentlemen:

         Reference is made to the offering by certain stockholders of Omnicare, Inc., a Delaware corporation (the "Company"), of up to an aggregate of 663,710 shares of Omnicare's common stock, par value $1.00 per share (the "Shares"), pursuant to a Registration Statement on Form S-3 being filed under the Securities Act of 1933 (the "Registration Statement"). The Shares are comprised of:

         (i) 125,000 Shares issued to Extendicare Health Services, Inc. ("Extendicare");

         (ii) up to 223,238 Shares to be issued to 1351 Southside Apothecary, Ltd. ("South Apothecary");

         (iii) up to 59,366 Shares to be issued to E.B.K. Enterprises, Inc. ("EBK");

         (iv)     8,154 Shares issued to Ronald C. Coffin ("Mr. Coffin");

         (v)      27,955 Shares issued to Michael J. Fiori ("Mr. Fiori"); and

         (vi)     219,997 Shares issued to David W. Medina ("Mr. Medina").

         The Company has advised us that the Shares to be issued to South Apothecary and EBK will be issued no later than immediately prior to the effectiveness of the Registration Statement.

         As counsel for the Company, we have examined and are familiar with the Restated Certificate of Incorporation, as amended, of the Company and various corporate records and proceedings relating to the organization of the Company and the issuance of the Shares. Based upon the foregoing and upon investigation of such other matters as we considered appropriate to permit us to render an informed opinion, it is our opinion that:

                           1. The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware.

                           2. The Shares that were issued to Extendicare and
Messrs. Coffin, Fiori and Medina are duly authorized, validly issued, fully paid and nonassessable.

                           3. The Shares to be issued to South Apothecary and
EBK are duly

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authorized, and when issued are paid in accordance with the Asset Purchase
Agreement dated as of December 4, 1998 among SALTD Acquisition Corp.,
South Apothecary and EBK, David B. Klos and Christine R. Klos and the Company, will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and we consent to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. Except as set forth in the preceding sentence, this opinion may not be relied upon by any other person, or used by you for any other purpose, without our prior written consent.

                                                  Very truly yours,

                                                  /s/ Thompson Hine & Flory LLP


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